                                  EXHIBIT 12.1
                       AMERICAN EXPRESS CREDIT CORPORATION
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                Nine Months Ended
                                  September 30,                              Years Ended December 31,
                              -------------------------    ---------------------------------------------------------
                                      2005       2004              2004       2003       2002       2001        2000
                              -------------------------    ---------------------------------------------------------
Earnings:
Net income                        $    291    $   188         $     234   $    260   $    228  $     277   $     286
Income tax provision                    55         91                75        135        118        140         150
Interest expense                       826        619               863        852        916      1,458       1,459
                              -------------------------    ---------------------------------------------------------

Total earnings (a)                $  1,172    $   898         $   1,172   $  1,247   $  1,262  $   1,875   $   1,895
                              =========================    =========================================================

Fixed charges -
   interest expense (b)           $    826    $   619         $     863   $    852   $    916  $   1,458   $   1,459
                              =========================    =========================================================

Ratio of earnings
   to fixed charges (a/b)             1.42       1.45              1.36       1.46       1.38       1.29        1.30



     Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.